EXHIBIT 2.5


                              RESCISSION AGREEMENT


                 Dated October 8, 2001, Effective June 30, 2001

                                     Between

             Fields Technologies, Inc. fka AmeriNet Group.com, Inc.

                                       And

                            Riverview Financial Corp.


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                              RESCISSION AGREEMENT

         THIS RESCISSION AGREEMENT is entered into effective June 30, 2001, by and between Fields Technologies, Inc., a Delaware corporation, fka AmeriNet Group.Com, Inc. ("Fields") and Riverview Financial Corp., a California corporation ("Riverview").

BACKGROUND

         A. On June 11, 2001, Fields and Riverview entered into a Share Exchange Agreement under which Fields granted Riverview the right to exchange certain of Riverview's shares of Park City Group, Inc. Series A Convertible Preferred Stock when and if issued for shares of Fields' common stock (the "Exchange Agreement");

         B. Fields and Riverview entered into the Exchange Agreement as a condition to the closing of a Reorganization Agreement dated May 31, 2001 pursuant to which Fields acquired 98.76% of the outstanding common stock of Park City Group, Inc. from certain shareholders of Park City Group, Inc., including Riverview (the "Reorganization Agreement"); and

         C. Fields and Riverview now desire to rescind and cancel the Exchange Agreement effective ab initio.

AGREEMENT

         In consideration of the foregoing and the promises and covenants contained in this Rescission Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Rescission of Exchange Agreement. The Exchange Agreement and every provision thereof is hereby rescinded, abrogated, cancelled and of no force or effect whatsoever effective ab initio. The Reorganization Agreement remains in full force and effect, except that all conditions relating to the Exchange Agreement are waived.

2. Termination of Liability. Neither party shall have any liability or obligation whatsoever to the other party under the Exchange Agreement.

3. Binding Effect. This Rescission Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

4. Entire Agreement; Construction. This Rescission Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and all prior understandings, representations and agreements concerning the subject matter hereof, whether verbal or written, are superseded hereby and merged herein. This Rescission Agreement shall be construed in accordance with Utah law.

5. Attorneys' Fees. In the event a party hereto commences an action to enforce the provisions of this Rescission Agreement, the prevailing party shall be entitle to recover and receive its expenses, including attorneys' fees.

Dated October 8, 2001


                                            FIELDS TECHNOLOGIES, INC.


                                            By: ________________________________
                                            Its: _______________________________



                                            RIVERVIEW FINANCIAL CORP.


                                            By: ________________________________
                                            Its: _______________________________